EXHIBIT 99.1

Edgewater Technology, Inc. Holds 2011 Annual Stockholders' Meeting

WAKEFIELD, Mass., June 10, 2011 (GLOBE NEWSWIRE) -- Edgewater Technology, Inc. (Nasdaq:EDGW) (www.edgewater.com, "Edgewater" or the "Company"), a strategic consulting firm that brings a synergistic blend of business advisory and product-based consulting services to its clients, today announced that the Company held its Annual Stockholders' Meeting on June 8, 2011 in Wakefield, Massachusetts.

The meeting was held for the following purposes:

  To elect seven directors to serve until the 2012 Annual Meeting of Stockholders;
  To approve a proposed amendment to the Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan to increase the authorized shares under the Plan from 500,000 to 1,200,000;
  To hold an advisory vote on executive compensation;
  To hold an advisory vote on the frequency of holding an advisory vote on executive compensation; and
  To ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011; and
  To transact any other business that may properly come before the Annual Meeting.

The elected seven board members include:

  Shirley Singleton, Chairman, President and CEO of Edgewater;
  Paul Flynn, Executive Vice President and Commercial Loan Officer of Danversbank;
  Paul Guzzi, President and CEO of the Greater Boston Chamber of Commerce;
  Nancy Leaming, former CEO and President of Tufts Health Plan;
  Michael Loeb, President and CEO of Loeb Enterprises;
  Daniel O'Connell, President and CEO of Massachusetts Competitive Partnership; and
  Wayne Wilson, former President and COO of PC Connection, Inc.

Approximately 87% of all issued and outstanding shares were represented at the Annual Stockholders' Meeting and each nominee described above received at least 97% of the votes cast to elect directors.

Additionally, stockholders approved the proposed amendment to the Company's employee stock purchase plan, approved the Company's executive officer compensation; supported the Company's proposal to hold advisory votes on executive compensation on an annual basis; and ratified the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the year ending December 31, 2011.

The Company's next Annual Meeting is tentatively planned to be held in June 2012.

About Edgewater

Edgewater is a strategic consulting firm that brings a synergistic blend of advisory and product-based consulting services to our client base. Headquartered in Wakefield, MA, we typically go to market both vertically by industry and horizontally by product and technology specialty and provide our clients with a wide range of business and technology offerings. We work with clients to reduce costs, improve process and increase revenue through the judicious use of technology.

Edgewater provides services under brand names such as Edgewater Technology, Edgewater Ranzal, Edgewater Fullscope and Edgewater SAP. To learn more, visit www.edgewater.com or call 800-410-4014.

The Edgewater Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3783

CONTACT: Timothy R. Oakes, Chief Financial Officer
         Russell Smith, Senior Vice President / Investor Relations
         (781) 246-3343
         ir@edgewater.com